Exhibit 99.1

	Contacts:	Forbes Energy Services Ltd.
L. Melvin Cooper, SVP & CFO
361-664-0549
FOR IMMEDIATE RELEASE
DRG&E
Ken Dennard, Managing Partner
Ben Burnham, AVP
713-529-6600

Forbes Energy Services Reports

First Quarter Financial Results

ALICE, TEXAS – May 15, 2009 – Forbes Energy Services Ltd. (TSX: FRB) today announced financial and operating results for the quarter ended March 31, 2009.

Revenues for the first quarter declined to $63.4 million compared to $96.7 million in the fourth quarter of 2008 as a result of lower pricing and utilization in both operating segments. Net loss for the three months ended March 31, 2009 was $4.5 million, or a loss of $0.07 per share, compared to a net loss of $2.3 million, or $0.04 per share, in the quarter ended December 31, 2008. EBITDA for the first quarter of 2009 totaled $9.0 million versus $21.2 million in the 2008 fourth quarter. EBITDA is a non-GAAP financial measure, defined by the Company as net income before interest, taxes, depreciation and amortization. For a reconciliation of EBITDA to net income, please see the disclosures at the end of this release.

John Crisp, Forbes Energy’s President and Chief Executive Officer, stated, “As expected, the U.S. operating environment was quite challenging during the first quarter due to a significant decline in customer spending as a result of lower energy prices. We have continued to implement cost cutting measures, including headcount and salary reductions, in an effort to keep pace with declining revenues. Going into the second quarter we continue to experience utilization and pricing pressures, although indications are that the rate of decline is slowing, and the market may begin stabilizing later this year.

“In contrast to the domestic environment, Mexico is truly a bright spot for Forbes Energy. We put our first four rigs to work there in the first quarter, and we have two more expected to be ‘on well’ before the end of the second quarter. We anticipate that Mexico will be an area of continued growth for us going forward,” concluded Crisp.

Business Segment Results

Well Servicing

Well servicing revenues decreased to $31.5 million during the first quarter of 2009 compared to $49.0 million in the fourth quarter of 2008. Well servicing segment gross margins in the first quarter of 2009 were $5.1 million, compared to $10.2 million in the fourth quarter of 2008.

Forbes recorded approximately 73,522 rig hours for the first quarter of 2009, including 4,748 hours in Mexico, compared to 97,588 total hours in the fourth quarter of 2008. The Company had 170 rigs in its well service fleet at March 31, 2009, unchanged from December 31, 2008. Capital expenditures for the well servicing segment totaled $6.0 million during the three months ended March 31, 2009.

Fluid Logistics

Fluid logistics revenues in the first quarter of 2009 decreased to $31.9 million compared to $47.7 million in the fourth quarter of 2008. Gross margins for the fluid logistics segment totaled $8.7 million compared to $16.5 million in the previous quarter.

Forbes recorded 229,219 truck hours during the first quarter of 2009 compared to 309,020 for the fourth quarter of 2008. The Company’s fluid transport segment heavy truck fleet totaled 370 as of March 31, 2009, unchanged from December 31, 2008. Total capital expenditures for the fluid logistics segment were $1.3 million for the three months ended March 31, 2009.

Form 10-Q

The Company’s form 10-Q for the period ended March 31, 2009 has been filed with the U.S. Securities & Exchange Commission and has received a May 18, 2009 file date. It also has been filed in Canada and will be available on SEDAR.

Previously Announced Restatements

The Company also announced that consistent with the previously announced need to restate its First Quarter 2008 financial statements, it is posting to its website today a Form 10-Q/A Amendment No. 1 for the quarterly period ended March 31, 2008. Neither the original Form 10-Q or the Form 10-Q/A are being filed with the Securities and Exchange Commission because the report covers a period that predates the Company’s obligations to file under the securities laws. It is also anticipated that the amendments to the Forms 10-Q for quarters ended June 30, 2008 and September 30, 2008 reflecting the previously announced restatements for such quarters will be filed with the SEC in the next few days.

Conference Call

Forbes Energy will host a conference call to discuss its first quarter 2009 results on Tuesday, May 19, 2009, at 10:00 a.m. Eastern Time (9:00 a.m. Central). To access the call, please dial (480) 629-9863 and ask for the “Forbes Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the “Investor Relations” page of Forbes Energy’s website, www.forbesenergyservices.com.

A telephonic replay of the conference call will be available until May 26, 2009, and may be accessed by calling (303) 590-3030 and using the pass code 4080060#. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email at dmw@drg-e.com.

About Forbes Energy

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi, and Mexico.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and the level of oil and natural gas prices; the continued uncertainty in the global financial markets and its effect on domestic spending in the oil and natural gas industry; the Company’s ability to maintain pricing on its core services; the potential for excess capacity in the industry; and competition. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “Form 10-K”) as well as other filings the Company has made with the Securities and Exchange Commission.

Forbes Energy’s financial statements and management’s discussion and analysis of financial condition and results of operations can be found in the Form 10-Q, which is being filed with the Securities and Exchange Commission and posted on the Company’s website.

This press release also contains references to the non-GAAP financial measure of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA. For a reconciliation of EBITDA to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measures can be found on the “Investor Relations” page of Forbes Energy’s website, www.forbesenergyservices.com.

-Tables to Follow-

Selected Statement of Operations Data

(Unaudited)

	Three Months Ended March 31,
	2009	2008
		(As Restated)
Revenues
Well servicing	$31,539,008	$39,284,338
Fluid logistics	31,892,374	31,238,521

Total revenues	63,431,382	70,522,859

Expenses
Well servicing	26,395,709	24,404,782
Fluid logistics	23,231,621	22,294,883
General and administrative	5,773,879	3,142,681
Depreciation and amortization	9,691,372	7,040,023

Total expenses	65,092,581	56,882,369

Operating income (loss)	(1,661,199)	13,640,490

Other income (expense)
Interest expense	(6,653,677)	(5,975,126)
Gain on extinguishment of debt	973,908	—
Other income (expense)	26,533	29,534

Income (loss) before taxes	(7,314,435)	7,694,898

Income tax expense (benefit)	(2,778,945)	172,000

Net income (loss)	($4,535,490)	$7,522,898

Earnings (loss) per share of common stock
Basic	$(0.07)
Diluted	(0.07)
Weighted average number of shares outstanding
Basic	62,111,200
Diluted	62,111,200
Pro forma earnings per share[1]
Basic		$0.09
Diluted		0.09
Weighted average number of shares outstanding
Basic		54,144,700
Diluted		54,144,700

1 Historical net income per share was not presented for the three months ended March 31, 2008 because the Company was structured as a limited liability company, had limited member units and there were no ownership interests that were convertible into common stock or a common stock equivalent. See Forbes Energy’s Form 10-Q for the period ended March 31, 2009 for additional information.

Selected Balance Sheet Data

(Unaudited)

	March 31, 2009	December 31, 2008
Cash	$39,548,808	$23,469,067
Accounts receivable	50,867,905	69,095,522
Working Capital	51,427,775	42,707,044
Intangible assets (net)	38,744,678	39,459,977
Total assets	477,120,766	482,801,391
Total debt	219,722,866	212,189,842
Deferred tax liability	59,142,240	62,068,620
Shareholders’/members’ equity	154,503,439	158,418,487

Selected Operating Data
	Three Months Ended March 31,
	2009	2008
Working days	63	64
Rig Hours
U.S.	68,774	75,689
Mexico	4,748	—

Total rig hours	73,522	75,689

Truck hours	229,219	220,855

Reconciliation of Adjusted EBITDA to Net Income
(Unaudited)
	Three Months Ended March 31,
	2009	2008
		(As Restated)
Net income (loss)	$(4,535,490)	$7,522,898
Depreciation and amortization	9,691,372	7,040,023
Interest expense	6,653,677	5,975,126
Income tax expense (benefit)	(2,778,945)	172,000

Adjusted EBITDA	$9,030,614	$20,710,047